Exhibit 15.1

December 18, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, dated May 7, 2013, August 6, 2013; and November 7, 2013, respectively, on our review of interim financial information of Tenneco, Inc. for the three month periods ended March 31, the three and six month periods ended June 30 and the three and nine month periods ended September 30, 2013 and 2012 and included in the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 are incorporated by reference in this Registration Statement on Form S-8 dated December 18, 2013.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI

PricewaterhouseCoopers LLP, 100 East Wisconsin Avenue, Milwaukee, WI 53202

T: (414)212-1600, F: (414) 212-1880, www.pwc.com/us